Exhibit 99.1



Immediate Release
        News Wire
________________________________________________________________________________
December 12, 2003

Helix BioMedix and Pyxis Genomics Sign Research Agreement on Non-Antibiotic Peptides

Bothell, Washington and Chicago, Illinois --December 12, 2003/PR Newswire/Helix BioMedix, Inc. and Pyxis Genomics, Inc.


Helix BioMedix , a peptide biotechnology company, and Pyxis Genomics, an animal health company, announced today that the companies have signed a collaborative research agreement for the assessment of non-antibiotic peptides. Under the agreement, Pyxis will screen and identify bioactive peptides from Helix's peptide library using Pyxis proprietary microarray technology. Pyxis' intention is to license selected peptides from the Helix library and develop animal health therapeutics including non-antibiotic feed supplements for livestock and nutraceuticals for pets. These peptides would have the advantage of being an antibiotic alternative with the additional benefit of stimulating innate immunity.

"Helix BioMedix is focused on developing and licensing its peptide technology for a wide range of applications by working with leading companies in specific therapeutic and consumer product fields. We are extremely pleased to have the opportunity to explore this potential application with a company on the cutting edge of animal health research and development," said Timothy Falla, Ph.D. Chief Scientific Officer of Helix BioMedix. "This agreement with Pyxis represents an important first step in commercializing our peptide technology in the agricultural market."

"The ability to access and evaluate Helix's peptide libraries represents a key step in expanding our efforts to provide novel solutions and products to the food and companion animal industries," said Mitchell Abrahamsen, Ph.D. Vice President of Research and Development and Chief Scientific Officer of Pyxis Genomics. "We are delighted to initiate this effort with a company with a proven track record for developing peptides with novel bioactive activities."

About Pyxis Genomics, Inc. Pyxis Genomics is a privately held corporation with locations in Chicago, Illinois and Saskatoon, Saskatchewan that discovers, develops and commercializes proprietary, genomics-based products and solutions that enhance animal health and performance. Pyxis is developing novel products for meat traceability, genetic selection, health monitoring and nutrition in the agribusiness and animal health industries. Pyxis has licensed on an exclusive basis from several leading research institutions in the US and Canada and pursues corporate partnerships that allows rapid penetration of food animal and companion animal markets. For additional information, visit our company website at www.pyxisgenomics.com.

About Helix BioMedix, Inc.:

Helix BioMedix, Inc. is an early-stage biotechnology company whose mission is to become the industry leader in developing and commercializing bioactive peptides (small proteins). The antimicrobial and wound healing properties of these peptides qualify them for inclusion in a wide range of both pharmaceutical and consumer products. The Company is currently focused on the development of selected peptides as pharmaceutical agents for use in treating cystic fibrosis, sexually-transmitted diseases, and in wound healing. Non-pharmaceutical applications being pursued by Helix BioMedix include adjuvants for cosmetics/cosmeceuticals and wide-spectrum biocides. More information about the Company and its proprietary peptides can be found on the Company's website at www.helixbiomedix.com.

For more information, please contact: R. Stephen Beatty, President and CEO, Helix Biomedix, Inc. (425)-402-8400 sbeatty@helixbiomedix.com or Dr. Larry Schook, President and CEO, Pyxis Genomics, Inc. (312) 455-0602.

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